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                                  EXHIBIT 99.1

                                  PRESS RELEASE

               ATMEL IMPLEMENTS AGGRESSIVE EXPENSE REDUCTION PLAN

COMPANY TO CONSOLIDATE MANUFACTURING OPERATIONS IN U.S. AND EUROPE

3Q'01 PRE-TAX CHARGE OF $450 TO $500 MILLION

     SAN JOSE, Calif.--(BUSINESS WIRE)--Sept. 28, 2001--Atmel Corporation (Nasdaq:ATML - news) today provided an update to its recently announced restructuring plan. As stated in the Company's most recent quarterly earnings conference call, Atmel is undertaking aggressive actions to reduce expenses in the face of a challenging market environment for semiconductors. The objective of the expense reduction program is to reduce manufacturing and operating expenses by approximately $150 million per quarter, or $600 million annually, compared to Q1 2001 run rates.

     The Company has now finalized the decision to consolidate manufacturing operations in both the U.S. and in Europe by ceasing volume manufacturing in two of its 6-inch factories. In addition, plans to launch manufacturing in the Company's new 8-inch facility in the United Kingdom have been suspended for the time being. Furthermore, all the Company's support functions in Europe and the U.S. will be rationalized and reduced to support the current level of business.

     The implementation of this restructuring plan is anticipated to result in an asset impairment charge of approximately $400 to $450 million pre-tax in the current quarter, mainly associated with the write-down of certain manufacturing equipment to its fair market value. The Company projects that its cost reduction program will reduce its headcount in Europe and the U.S. by approximately 2500, or 26 percent, from the Q1 2001 headcount. A separate pre-tax accrual of approximately $50 million associated with headcount reduction is also expected to be recognized this quarter.

     George Perlegos, Atmel's Chairman and CEO stated, "This is the most difficult business climate our industry has ever faced. We do not expect a rapid improvement in market conditions, and accordingly we have decided to reduce our expense run rate to a level that should ensure positive operating profits by the first half of 2002. In addition these expense reduction efforts should allow Atmel to maintain a positive EBITDA going forward.

     "We continue our efforts to develop new leading edge products and plan to begin transition from .18 micron technology to .13 micron technology by the middle of 2002. The combination of lower costs, high performance products and leading edge technology is the best antidote to the current environment." Perlegos concluded, "Future product development and company growth will come from our microcontrollers, SLI (System Level Integration and ASICs), RF SiGe and communications chips, and memories, mainly high-density flash."

About Atmel

     Founded in 1984, Atmel Corp. is headquartered in San Jose with manufacturing facilities in North America and Europe. Atmel designs, manufactures and markets worldwide, advanced logic, mixed-signal, nonvolatile memory and RF semiconductors. Atmel is also a leading provider of system-level integration semiconductor solutions using CMOS, BiCMOS, bipolar SiGe, and high-voltage BCDMOS process technologies.

     Requests may be sent via e-mail to literature@atmel.com or by visiting Atmel's website at www.atmel.com.

     Except for historical information contained herein, the matters set forth in this press release are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, including the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, ability to integrate and manage acquisitions, and other risks detailed from time to time in the Atmel's SEC reports and filings.

     Contact:
            Atmel Corporation
            Donald Colvin, 408/436-4360